                                                                    EXHIBIT 8(f)

                              SERVICES AGREEMENT

     THIS SERVICES AGREEMENT is made this 24th day of April, 1995 among Great West Life & Annuity Insurance Company ("GWL&A"), Financial Administrative Services Corporation ("FASCorp") and Security Life of Denver Insurance Company ("SLD"), collectively (the "Parties").

     WHEREAS, SLD and FASCorp entered into an Administrative Services Agreement ("The Agreement") on November 21, 1994; and at this time FASCorp is in the process of becoming licensed in all states, plus the District of Columbia, but is not now licensed in all of these jurisdictions.

     WHEREAS, as time is of the essence, GWL&A has agreed to deliver the administrative services anticipated by The Agreement with SLD. In those jurisdictions where a Third Party Administrator ("TPA") license may be required, and FASCorp is not licensed;

     NOW, THEREFORE, the Parties agree to the following:

     1. GWL&A agrees to provide the administrative services, as set forth in The Agreement, to SLD in jurisdictions where a TPA license may be required, but FASCorp is not licensed.

     2. Attachment A to this Agreement enumerates the states where these services are to be provided by GWL&A. As FASCorp is licensed as a TPA in a jurisdiction, FASCorp will assume the provision of services set forth in The Agreement, and Attachment A will be updated. FASCorp agrees to promptly obtain licenses in all jurisdictions in which FASCorp is required to be licensed, and to timely obtain such license in any state which in the future enacts or promulgates legislation or regulations requiring such license.

     3. All of the terms and conditions of The Agreement will apply to the Parties, with GWL&A substituting for FASCorp for the jurisdictions listed in Attachment A, as updated.

     4. If disputes arising from this agreement can not be settled through negotiation, the Parties will first make a good faith effort to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, if such mediation does not resolve the dispute, Section 13 of The Agreement shall apply.

     5. This Agreement will terminate on the earlier of the termination of The Agreement or the date when FASCorp is licensed in the last of the jurisdictions listed on Attachment A.

     THIS AGREEMENT IS AGREED TO BY:

Great West Life & Annuity Insurance           Security Life of Denver Insurance
Company:                                      Company


/s/ Dennis Low                                /s/ Frank Wright
Name:  Dennis Low                             Name:  Frank Wright
Title: Executive Vice President,              Title: Sr. Vice President,
Financial Services                            Variable Sales


/s/ Roy Weinstein                             /s/ Shirley A. Knarr
Name:  Roy Weinstein                          Name:  Shirley A. Knarr
Title: Asst. Vice President,                  Title: Actuarial Officer
Systems


Financial Administrative Services
Corporation:


/s/ Joan W. McCallin
Name:  Joan W. McCallin
Title: President


/s/ Beverly A. Byrne
Name:  Beverly A. Byrne
Title: Secretary

                                 ATTACHMENT A

                                April 21, 1995

       Alaska                                                 New Mexico
       Arizona                                                North Carolina
       Idaho                                                  Oklahoma
       Indiana                                                Pennsylvania
       Maine                                                  South Carolina
       Missouri                                               Tennessee
       Montana                                                Wisconsin
       Nevada                                                 Wyoming
       New Hampshire